Exhibit 99.1

               CHARTER FINANCIAL REPORTS SECOND QUARTER EARNINGS

-- Core Deposit Balances Grow $14.5 million to $143.4 million

-- Loan Balances Increase by $6.8 Million to $383.5 Million

WEST POINT, Ga., April 26 /PRNewswire-FirstCall/ -- Charter Financial Corporation (Nasdaq: CHFN) today reported second quarter fiscal 2006 net income of $2.6 million, or $0.13 per share, compared with $2.5 million, or $0.13 per share, for same quarter of the prior year. Net income for the six months ending March 31, 2006 was $7.9 million or $0.40 per share compared with $5.4 million or $0.28 per share for the comparable period in the prior year.

The increase in net income for the quarter was attributed to a $910,000 improvement in net interest income, which was partially offset by increases in noninterest expense and tax expense. The improvement in net interest income was from growth in the loan portfolio and increases in dividends received from Freddie Mac. Our net interest income increased as we increased balances in the higher margin loans and decreased balances in the lower margin securities and borrowings.

"We continue to progress in building our retail franchise and improving the resulting earnings," said Robert L. Johnson, president and chief executive officer. "We increased our net loans receivable to $383.5 million, which is up $6.8 million from the balance at December 31, 2005 and up $56.3 million from March 31, 2005. We attribute our loan growth to having strengthened our commercial real estate loan staff. We grew core deposits $14.5 million for the quarter to $143.4 million. Deposit fees also increased by approximately six percent to $883,000 for the quarter from $833,000 for the prior quarter indicating continued marketing success of our suite of checking products."

During the six months ended March 31, 2006, the company recognized $4.8 million in income from sales of Freddie Mac common stock compared with $2.6 million in the prior year period. The sales resulted from exercises of covered calls written by the Company. These sales are a positive development because they allow the company to realize the value of the asset at a measured pace.

"We anticipate a significant boost to the economy in our market area over the next several years from a new manufacturing facility," Johnson states. "Kia Motors Corporation announced that it will build a $1.2 billion automotive assembly and manufacturing plant in West Point. It is anticipated that this facility will directly provide more than 2,000 jobs. The plant is scheduled to begin construction later this year and is tentatively scheduled to begin operations in 2008. Charter Financial is well-positioned to provide the entire spectrum of banking services required, from checking accounts and mortgages for workers, to cash management and commercial loans for the variety of supporting business enterprises.

"As a leading community bank in the area, we should see accelerated growth in both our retail banking and commercial businesses. It is, however, too early to project the extent of that growth," Johnson concluded.

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank and a federal savings institution. Charter Financial Corporation and its subsidiary, CharterBank, are in a mutual holding company structure. Charter Financial owns 4.4 million shares of Freddie Mac common stock with a market value of $270.7 million. CharterBank is headquartered in West Point, Georgia, and operates nine full-service branches on the I-85 corridor from LaGrange, Georgia to Auburn, Alabama. CharterBank's deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements

This release may contain "forward-looking statements" that may be identified by use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed. The Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

    Selected Financial Data (in thousands except share and per share data):

                                   March 31,      December 31,   September 30,     March 31,
                                     2006            2005            2005            2005
                                 -------------   -------------   -------------   -------------
                                                           Unaudited
Total Assets                     $   1,100,952   $   1,094,812   $   1,050,570   $   1,070,653
Loans Receivable, Net                  383,480         376,647         356,808         327,184
Mortgage Securities
 Available for Sale                    331,094         348,000         358,461         385,406
Freddie Mac Common Stock               270,688         289,991         254,776         288,666
Other Investment
 Securities                             37,589          17,227          17,712          13,823
Retail Deposits                        272,935         254,239         250,391         238,259
Core Deposits                          143,386         128,859         131,361         126,566
Total Deposits                         365,501         354,977         320,129         287,232
Deferred Income Taxes                   98,553         106,360          93,271         104,458
Borrowings                             366,935         351,036         382,336         407,714
Realized Stockholders' Equity*          97,781          96,735          93,825          89,552
Accumulated Other
 Comprehensive Income**                157,807         170,225         149,405         168,994

Total Equity                           255,588         266,960         243,230         258,545

Book Value per Share             $       13.02   $       13.51   $       12.31   $       13.09
Tangible Book Value
 per Share                               12.73           13.22           12.02           12.79

Minority Shares
 Outstanding                         3,559,854       3,542,754       3,542,754       3,517,056
Total Shares Outstanding
 - at Quarter End                   19,630,772      19,629,372      19,629,372      19,603,674
Weighted Average Total
 Shares Outstanding
 - Basic                            19,401,055      19,533,722      19,523,748      19,517,703
Weighted Average Total
 Shares Outstanding
 - Fully Diluted                    19,584,927      19,575,347      19,569,097      19,581,137

*   Includes Total Stockholders' Equity less Accumulated Other
    Comprehensive Income.
** Includes unrealized gains and losses on Freddie Mac common stock and other investment securities adjusted for income taxes at a tax rate of 38.6%

    Selected Operating Data (in thousands except share and per share data):

                                                Three months ended                 Six months ended
                                      --------------------------------------    -----------------------
                                              March 31,          December 31,          March 31,
                                      ------------------------   ------------   -----------------------
                                         2006          2005         2005           2006         2005
                                      ----------    ----------   ------------   ----------   ----------
                                                                  Unaudited
Total Interest Income                 $   13,273    $   11,059   $     12,787   $   26,060   $   21,738
Total Interest Expense                     6,606         5,302          6,307       12,913       10,341
  Net Interest Income                      6,667         5,757          6,480       13,147       11,397
Provision for Loan Losses                      -             -              -            -            -
  Net Interest Income
   after Provision for
   Loan Losses                             6,667         5,757          6,480       13,147       11,397
Noninterest Income                         1,694         1,695          5,961        7,655        4,987
Noninterest Expense                        4,873         4,530          5,040        9,913        9,131
  Income before
   Income Taxes                            3,488         2,922          7,401       10,889        7,253
Income Tax Expense                           936           459          2,067        3,003        1,866
  Net Income                          $    2,552    $    2,463   $      5,334   $    7,886   $    5,387

Earnings per Share                    $     0.13    $     0.13   $       0.27   $     0.40   $     0.28
Earnings per Share
 - Fully Diluted                            0.13          0.13           0.27         0.40         0.28
Cash Dividends
 per Share***                               0.45          0.25           0.70         1.15         2.50

Net (Recoveries)
 Charge-offs                                  (2)           27             19           17          240
Deposit Fees                                 883           632            833        1,716        1,302
Gain on Sale of Loans                        153           201            163          316          434
Gain on Sale of Freddie Mac
 Common Stock                                  -             -          4,769        4,769        2,577
Gain on Covered Calls
 Related to Freddie Mac
 Common Stock                                310           674             13          323          308

*** First Charter, MHC has waived its portion of these dividends, resulting in payment only to the minority stockholders.

                                               Three months ended               Six months ended
                                      ------------------------------------    --------------------
                                             March 31,        December 31,         March 31,
                                      --------------------    ------------    --------------------
                                        2006        2005         2005           2006        2005
                                      --------    --------    ------------    --------    --------
                                                               Unaudited
Return on Equity                          3.74%       3.60%           8.43%       6.00%       3.90%
Return on Assets                          0.92        0.90            2.00        1.45        0.99
Net Interest Margin                       2.49        2.16            2.50        2.49        2.14
Loan Loss Reserve as
 a % of Total Loans                       1.57        1.91            1.60        1.57        1.91
Loan Loss Reserve as
 a % of Nonperforming
 Assets                                 139.27      101.37          128.27      139.27      101.37
Nonperforming Assets
 as a % of Total Loans
 and REO                                  1.13        1.88            1.24        1.13        1.88
Net Chargeoffs as a % of
 Average Loans                               -        0.01            0.01           -        0.08
Nonperforming Assets
 to Total Assets                          0.40        0.59            0.44        0.40        0.59
Bank Core Capital Ratio                   8.79        9.64            8.84        8.79        9.64
Dividend Payout Ratio                    62.77       35.70           46.49       51.76      163.11
Effective Tax Rate Expense               26.84       15.72           27.93       27.58       25.73

SOURCE  Charter Financial Corporation
    -0-                             04/26/2006
    /CONTACT: Robert L. Johnson, President & CEO of Charter Financial, +1-706-645-1391, bjohnson@charterbank.net , or Mike Arneth, marneth@tirc.com , or Woody Wallace, wwallace@tirc.com , both of The Investor Relations Company, +1-312-245-2700/